  EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement"), dated the 29th day of September, 2026 (the "Effective Date"), is by and among **AMERICAN RESOURCES CORPORATION**, a Florida corporation ("ARC"), and **WYOMING COUNTY COAL LLC**, an Indiana limited liability company ("WCC"), sometimes referred to as the "Parties," and each individually, a "Party".

WHEREAS, pursuant to litigation filed in the federal courts of the Southern District of Indiana styled *UMB v. Wyoming County Coal, et al., 1:25-cv-02596* (the "Litigation"), WCC was a named defendant among other defendants;

WHEREAS, WCC is the owner of certain Assets (as defined herein) that it wishes to sell to ARC, and ARC wishes to purchase from WCC, for consideration of ARC settling the Litigation with the plaintiffs for a total settlement amount of Forty Million Dollars ($40,000,000.00, the "Purchase Price"), which is the price of the Assets conveyed to ARC from WCC pursuant to this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing recitals, the consideration set out below, and the mutual covenants and promises contained herein, the Parties hereby agree as follows:

1. Recitals. The recitals set forth above are incorporated into this Agreement as though set forth in this Section 1.

2. Purchase of Assets. On the terms and subject to the conditions of this Agreement, WCC agrees to sell to ARC, and ARC agrees to purchase, the assets identified on Schedule A of this Agreement (collectively, the "Assets") attached hereto for the Purchase Price. The Assets shall be delivered to ARC free and clear of all liens and encumbrances, with the exception of any encumbrances identified in the Deed (as defined below) from WCC to ARC. WCC warrants and represents to ARC that the equipment sold to ARC (as defined in Schedule A) is owned by WCC and there are no restrictions related to the sale or transfer of the Equipment to ARC.

(a). Owned Real Property. All real estate owned by WCC. The Parties acknowledge that part of the Assets include real estate transferred from WCC to ARC, that shall be memorialized in a deed (the "Deed") between the Parties to be executed within sixty (60) of the Effective Date and recorded within a reasonable period of time thereafter with the Wyoming County (West Virginia) clerk's office. The Deed that will be substantially in the form executed between the Parties as part of this Agreement is attached hereto as Schedule A-1 and shall be inclusive of all structures and fixtures located therein and thereon. Prior to the execution of the Deed, ARC shall have the right to assign the property covered by the Deed to a subsidiary of ARC, which shall be the party to the Deed.

3. Condition of Assets. ARC acknowledges and agrees that the Equipment and Structures purchased under this Agreement are "as-is" and "where-is" and WCC makes no representations as to the condition or suitability of the Equipment or Structures.

4. Mutual Representations and Warranties; Covenants. Each Party represents and warrants to each other Party that:

(a). Authorization. All corporate or limited liability company action on the part of the respective Party and its nominees, officers, directors, managers, members, and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the respective party hereunder has been taken. This Agreement constitutes a valid and legally binding obligation of the Parties, enforceable in accordance with its respective terms.

(b). Organization of each Party. Each of the Parties is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has full corporate or limited liability company power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

(c). Agreement Not in Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions provided for herein will (i) result in the material breach of or constitute a material default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which each of the Parties is a party, or (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to any of the Parties.

(d). Information and Statements. No representation or warranty made by or on behalf of the Parties with respect to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made, in light of the circumstances under which they are made, not misleading.

(e). Cooperation on Post Closing Matters. The Parties each agree to furnish or cause to be furnished to each other upon request as promptly as practicable such information (including access to books and records) and information and assistance relating to the actions under this Agreement as is reasonably necessary for the filing of any statements or information return, for the preparation of any tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed tax adjustment. Furthermore, the Parties agree to cooperate on any other governmental or statutory filing that is required by either Party to effectuate any portion of this Agreement.

5. Mutual Release.

(a). Each Party to this Agreement, for themselves and for their managers, members, officers, directors, shareholders, employees, affiliates, parents, subsidiaries, divisions, predecessors, agents, attorneys, insurers, successors, heirs, executors, estates, representatives and assigns, agrees to release, discharge, acquit and hold harmless, and does hereby release, discharge, acquit and hold harmless, each other Party and their managers, members, officers, directors, shareholders, employees, affiliates, parents, subsidiaries, divisions, predecessors, agents, attorneys, insurers, successors, heirs, executors, estates, representatives and assigns, from any and all past, present and future claims, suits, actions, causes of action, debts, invoices, charges,

complaints, liabilities, promises, agreements, controversies, obligations, damages, losses, penalties, costs or expenses (including attorney's fees), and demands of whatever kind or nature (in law or in equity), whether asserted or unasserted, now known or unknown, arising from or relating to the conduct or any other facts occurring prior to the date of this Agreement that relate to this Agreement. The Parties explicitly agree that they shall not at any time hereafter commence, maintain or prosecute or cause, encourage or advise to be commenced, maintained or prosecuted, any action, suit, proceeding or claim based in whole or in part upon or arising out of or in any way connected with any of the matters released herein.

6. Closing. This Agreement shall become effective when executed and delivered by all of the parties hereto and ownership of all Assets will be transferred to ARC at such time.

7. Indemnification.

(a). WCC shall defend, indemnify, and hold ARC and its subsidiaries harmless from and against any and all losses, damages, liabilities and expenses (including penalties and attorneys' fees) which are incurred or suffered by or imposed upon ARC arising out of or relating to (i) any failure or breach by WCC to perform any of its covenants, agreements or obligations under this Agreement, or (ii) any inaccuracy or incompleteness of any of the representations and warranties of WCC contained in this Agreement or in any Schedule delivered in connection with this Agreement.

(b). ARC shall defend, indemnify, and hold WCC harmless from and against any and all losses, damages, liabilities and expenses (including penalties and attorneys' fees) which are incurred or suffered by or imposed upon WCC and/or any of its subsidiaries arising out of or relating to (i) any failure or breach by ARC to perform any of its covenants, agreements or obligations under this Agreement, or (ii) any inaccuracy or incompleteness of any of the representations and warranties of ARC contained in this Agreement or in any Schedule delivered in connection with this Agreement.

8. Costs, Expenses and Attorney Fees. The Parties shall bear their own expenses, court costs, and attorney fees in connection with this Agreement.

9. Assumption of Risk. The Parties acknowledge that if the facts with respect to this Agreement as executed are found to be other than, or different from, the facts that are now believed to be true, they expressly agree to assume the risk of the possible difference in facts and agree that this Agreement shall be and remain effective notwithstanding such difference.

10. No Assumption of Liabilities. Notwithstanding anything contained herein to the contrary, ARC is acquiring only the Assets expressly identified in this Agreement and is not assuming, and shall not be deemed to have assumed, any liabilities or obligations of WCC of any nature whatsoever, whether known or unknown, accrued or contingent, including any mining permits or licenses, reclamation obligations, environmental liabilities, asset retirement obligations, employee liabilities, taxes, indebtedness or other liabilities arising from or relating to WCC's ownership, operation or use of the Assets prior to Closing, except as expressly agreed to in writing by ARC.

11. Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties together with their heirs, administrators, executors, successors, and assigns.

12. Review of Agreement. The Parties acknowledge that they have read this Agreement in its entirety and have thoroughly discussed all aspects of it with their respective attorneys, and that their agreement to all of its provisions is made freely, voluntarily, and with full knowledge and understanding of its content.

13. Severability. If any paragraph or part of this Agreement is found to be void or unenforceable, the remainder of this Agreement shall not be affected thereby.

14. Survival. All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for herein, shall survive the Closing.

15. Entire Agreement. This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements or understandings, whether oral or written, among the Parties pertaining to the subject matter hereof. This Agreement shall not be modified or amended unless in writing executed by all Parties.

16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original, but all of which shall constitute one agreement.

17. Governing Law; Choice of Forum. This Agreement shall be governed by the laws of the State of Indiana. Any claims, complaint, charge, cause of action, or suit to enforce this Agreement shall be brought in a state or federal court within the State of Indiana.

18. Interpretation. The terms of this Agreement were agreed upon by the Parties after lengthy and detailed negotiations and no part of this Agreement shall be construed against the drafting party.

19. Specific Performance. The parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms thereof and that, prior to the termination of this Agreement pursuant to its terms, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

20. Authorization. Each person signing this Agreement hereby covenants and warrants to the other Parties that he or she is fully authorized to sign the Agreement on behalf of the Party he or she is signing for and is fully authorized to bind the Party to all of the terms of this Agreement.

21. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ARC:

AMERICAN RESOURCES CORPORATION

By: [redacted]

Name: Mark Jensen

Its: Chief Executive Officer

WCC:

WYOMING COUNTY COAL LLC

By: [redacted]

Name: Tarlis R. Thompson

Its: Chief Executive Officer

SCHEDULE A

PURCHASED ASSETS

Purchased Asset	Description
Real Estate	All real estate owned by WCC, including, but not limited to the real estate identified in the Deed attached as Schedule A-1. For avoidance of doubt, the real estate conveyed shall include all rights and ownership of valuable elements and minerals that may be found within any refuse piles on or within the Deed.
Structures and Fixtures	All structures and fixtures owned by WCC that are found within and on the boundaries described in the Deed.
Equipment	All mobile and fixed equipment owned by WCC (the "Equipment"). If desired by either Party, the Parties shall execute a bill of sale for any piece of Equipment or for all of the Equipment.

SCHEDULE A-1

FORM OF DEED